Exhibit 4.7

GUARANTEE AND COLLATERAL AGREEMENT

made by

ALLIANCE LAUNDRY HOLDINGS LLC

ALLIANCE LAUNDRY SYSTEMS LLC

and certain of their Subsidiaries

in favor of

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

Dated as of January 27, 2005

i

ii

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Contracts
Schedule 8	Government Contracts
Schedule 9	Commercial Tort Claims

ANNEXES

Annex 1	Form of Assumption Agreement

iii

GUARANTEE AND COLLATERAL AGREEMENT, dated as of January 27, 2005, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of LEHMAN COMMERCIAL PAPER INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties (as defined below), including the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of January 27, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alliance Laundry Holdings LLC (“Holdings”), Alliance Laundry Systems LLC (the “Borrower”), the Lenders, LEHMAN BROTHERS INC., as sole advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), The Bank of Nova Scotia, as syndication agent (in such capacity, the “Syndication Agent”), LaSalle Bank National Association and Royal Bank of Canada, as documentation agents (together, in such capacity, the “Documentation Agents”) and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Hedge Agreements with one or more of the Grantors;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from (i) the making of the extensions of credit under the Credit Agreement and (ii) entering into the Specified Hedge Agreements; and

WHEREAS, it is a condition precedent to the obligation of (i) the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement and (ii) the Qualified Counterparties to enter into the Specified Hedge Agreements, that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties and the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Secured Parties to enter into the Credit Agreement and the Specified Hedge Agreements and to induce the Secured Parties to make their respective extensions of credit or financial accommodations to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the following terms are used herein as defined in the New York UCC: Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).

“Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations, but only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto, and (iii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by the Borrower pursuant to the terms of this Agreement).

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Contracts”: the contracts and agreements listed in Schedule 7, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Copyrights”: (i) with respect to any Grantor, all of such Grantor’s right, title and interest in all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Assets”: the collective reference to (i) any Equipment, contract, General Intangible, Copyright License, Patent License or Trademark License, in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such asset (A) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such asset as permitted by the Credit Agreement, (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained, (ii) Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock” set forth in this Section 1.1 and (iii) any Receivables, equipment loans and related assets (including contract rights) sold or transferred pursuant to Section 7.5 (m) of the Credit Agreement.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of a Guarantor (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by such Guarantor pursuant to the terms of any Specified Hedge Agreement).

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) any Guarantor Hedge Agreement Obligations of such Guarantor, but only to the extent that, and only so long as, the other Obligations of such Guarantor are secured and guaranteed pursuant hereto, and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC in effect on the date hereof or at any time hereafter (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property pledged hereunder.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) with respect to any Grantor, all of such Grantor’s right, title and interest in all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) with respect to any Grantor, all of such Grantor’s right, title and interest in all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes in an amount in excess of $100,000 issued to or held by any Grantor (including promissory notes issued in connection with loans or advances made by any Grantor to its customers but excluding promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends and other income from the Investment Property, collections thereon and distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account), to the extent such right is owned by such Grantor. A Receivable shall not be considered to be owned by a Grantor or as part of the Collateral if it has been transferred by such Grantor in a transaction which is intended to constitute a sale or which results in derecognition of such Receivable from the financial statements of such Grantor.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender) and any Qualified Counterparty.

“Trademarks”: (i) with respect to any Grantor, all of such Grantor’s right, title and interest in all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires herein, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d) Where the context requires, any Hedge Agreement entered into by any Grantor with any Lender or any Affiliate of any Lender shall, for purposes of this Agreement, be a “Loan Document” and any such Affiliate of a Lender shall, for purposes of this Agreement, be a “Lender” for purposes of this Agreement.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) (i) The Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors and assigns, the prompt and complete payment and performance by the Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, in the case of each Guarantor, Borrower Obligations arising pursuant to clause (ii) of this Section 2.1(a) in respect of Guarantor Hedge Agreement Obligations in respect of which such Guarantor is a primary obligor).

(ii) The Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by each Guarantor when due (whether at stated maturity, by acceleration or otherwise) of the Guarantor Hedge Agreement Obligations of such Guarantor (other than any such obligation for which the Borrower is the primary obligor).

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, (i) the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2) and (ii) the maximum liability of the Borrower under this Section 2 shall in no event exceed the amount which can be guaranteed by the Borrower under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) (i) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee of such Guarantor contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(ii) The Borrower agrees that the Guarantor Hedge Agreement Obligations may at any time and from time to time exceed the amount of the liability of the Borrower under this Section 2 without impairing the guarantee of the Borrower contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d) Subject to Section 8.15 hereof, the guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations (other than Borrower Obligations arising under Section 2.1(a)(ii) hereof) and the obligations of each Guarantor under the guarantee contained in this Section 2 (other than Guarantor Obligations in respect of Borrower Obligations arising under Section 2.1(a)(ii) hereof) shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations and any or all of the Guarantors may be free from their respective Guarantor Hedge Agreement Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations or the Guarantor Hedge Agreement Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower or any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made in respect of the Borrower Obligations or the Guarantor

Hedge Agreement Obligations or any payment received or collected in respect of the Borrower Obligations or the Guarantor Hedge Agreement Obligations), remain liable for the Borrower Obligations and the Guarantor Hedge Agreement Obligations up to the maximum liability of the Borrower or such Guarantor hereunder until the Borrower Obligations and the Guarantor Hedge Agreement Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2 Right of Contribution. (a) Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder or in respect of Borrower Obligations, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.

(b) The Borrower and each Guarantor agrees that to the extent that the Borrower or any Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guarantor Hedge Agreement Obligation of any other Guarantor, the Borrower or such Guarantor, as the case may be, shall be entitled to seek and receive contribution from and against the Borrower and any other Guarantor which has not paid its proportionate share of such payment.

(c) The Borrower’s and each Guarantor’s right of contribution under this Section 2.2 shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of the Borrower or any Guarantor to the Administrative Agent and the Secured Parties, and the Borrower and each Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by the Borrower or such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by the Borrower or any Guarantor hereunder or any set-off or application of funds of the Borrower or any Guarantor by the Administrative Agent or any Secured Party, neither the Borrower nor any Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations or the Guarantor Hedge Agreement Obligations, nor shall the Borrower or any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by the Borrower or such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Borrower on account of the Borrower Obligations and the Guarantor Hedge Agreement Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to the Borrower or any Guarantor on account of such subrogation rights at any time when the Commitments shall not have terminated, any Letter of Credit shall be outstanding or any amounts owing in respect of the Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower or such Guarantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of the Borrower or such Guarantor, and shall, forthwith upon receipt by the Borrower or such Guarantor, be turned over to the Administrative Agent in the exact form received by the Borrower or such Guarantor (duly indorsed by the Borrower or such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations or the Guarantor Hedge Agreement Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. To the extent permitted by law, the Borrower (with respect to its guarantee hereunder) and each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower or any Guarantor and without notice to or further assent by the Borrower or any Guarantor, any demand for payment of any of the Borrower Obligations or Guarantor Hedge Agreement Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Borrower Obligations or Guarantor Hedge Agreement Obligations continued, and the Borrower Obligations or Guarantor Hedge Agreement Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party (with the consent of such of the Borrower and the Guarantors as shall be required thereunder), and the Specified Hedge Agreements, the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may (with the consent of such of the Borrower and the Guarantors as shall be required thereunder) deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Borrower Obligations or Guarantor Hedge Agreement Obligations may (with the consent of such of the Borrower and the Guarantors as shall be required thereunder) be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Secured Party shall, except to the extent set forth in, and for the benefit of the parties to, the agreements and instruments governing such Lien or guarantee, have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or the Guarantor Hedge Agreement Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. (a) Each Guarantor waives, to the extent permitted by law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations (other than any notice with respect to any Guarantor Hedge Agreement Obligation with respect to which such Guarantor is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement) and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the extent permitted by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations (other than any diligence, presentment, protest, demand or notice with respect to any Guarantor Hedge Agreement Obligation with respect to which such Guarantor is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement). Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a)

the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b) The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Guarantor Hedge Agreement Obligations (other than any notice with respect to any Guarantor Hedge Agreement Obligation with respect to which the Borrower is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement) and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee by the Borrower contained in this Section 2 or acceptance of the guarantee by the Borrower contained in this Section 2; the Guarantor Hedge Agreement Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee by the Borrower contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, with respect to any Guarantor Hedge Agreement Obligation likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee by the Borrower contained in this Section 2. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to the Guarantor Hedge Agreement Obligations (other than any diligence, presentment, protest, demand or notice with respect to any Guarantor Hedge Agreement Obligation with respect to which the Borrower is a primary obligor and to which it is entitled pursuant to the applicable Specified Hedge Agreement). The Borrower understands and agrees that the guarantee by the Borrower contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Guarantor Hedge Agreement Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the applicable Guarantor for the applicable Guarantor Hedge Agreement Obligations, or of the Borrower under its guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand under this Section 2 or otherwise pursuing its rights and remedies under this Section 2 against the Borrower, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Guarantor or any other Person or against any collateral security or guarantee for the Guarantor Hedge Agreement Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any obligation or liability under this Section 2, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against the Borrower under this Section 2. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations or Guarantor Hedge Agreement Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. The Borrower and each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim (i) in the case of obligations in respect of Borrower Obligations arising under the Credit Agreement or any other Loan Document in Dollars at the Payment Office specified in the Credit Agreement and (ii) in the case of obligations in respect of any Borrower Hedge Agreement Obligations or any Guarantor Hedge Agreement Obligations, in the currency and at the place specified in the applicable Specified Hedge Agreement.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Commercial Tort Claims;

(d)	all Contracts;

(e)	all Deposit Accounts;

(f)	all Documents;

(g)	all Equipment;

(h)	all General Intangibles;

(i)	all Instruments;

(j)	all Intellectual Property;

(k)	all Inventory;

(l)	all Investment Property;

(m)	all Letter-of-Credit Rights;

(n)	all books and records pertaining to the Collateral; and

(o)	to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that (i) the Collateral shall not include any Excluded Assets and (ii) no Lien shall be granted in any Property subject to a Lien expressly permitted by Section 7.3 (g), 7.3(k), 7.3(n), 7.3 (p), 7.3 (q), 7.3 (r), 7.3 (v), or 7.3 (w) to the extent the terms of the agreements with respect to such Liens prohibit the granting of a Lien for the benefit of the Secured Parties on such Property.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Secured Parties to enter into the Credit Agreement and the Specified Hedge Agreements and to induce the Secured Parties to make their respective extensions of credit or financial accommodations to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Secured Party that:

4.1 Representations in Credit Agreement.

In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 No Other Liens.

Except for the security interest granted to the Administrative Agent for the ratable benefit of the Administrative Agent and the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, all of such Grantor’s Collateral is free and clear of any and all Liens or claims of others.

4.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) and completion of any filings that may be required after the date hereof will constitute valid perfected security interests in all of the UCC Filing Collateral in favor of the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any such Collateral from such Grantor (other than (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Sections 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction) subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (b) are prior to all other Liens on such Collateral other than Liens permitted under Section 7.3 of the Credit Agreement.

4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.5 Inventory and Equipment. On the date hereof, such Grantor’s Inventory and Equipment (other than motor vehicles and mobile goods) are kept at the locations listed on Schedule 5.

4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer (other than Alliance Commercial Appliances Receivables LLC and Alliance Commercial Appliances Finance LLC) owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock of any issuer that is a corporation have been duly and validly issued and are fully paid and nonassessable.

(c) To the best of such Grantor’s knowledge, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Liens permitted under Section 7.3 of the Credit Agreement.

4.8 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper (to the extent the amount of any such Instrument or Chattel Paper exceeds $100,000) which has not been delivered to the Administrative Agent, except for Receivables which such Grantor expects to transfer within 90 days of the date of the origination of such Receivables pursuant to a Permitted Receivables Financing.

(b) Except as set forth on Schedule 8, as of the date hereof, none of the obligors on any Receivables is a Governmental Authority.

(c) The amounts represented by such Grantor to the Administrative Agent and the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

4.9 Contracts. (a) No consent of any party (other than such Grantor) to any Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement.

(b) Each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the Grantors party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c) No material consent or material authorization of, filing with, or other act by or in respect of, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any Grantor party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.

(d) As of the Effective Date, neither such Grantor nor (to the best of such Grantor’s knowledge) any of the other parties to the Contracts is in default in the performance or observance of any of the terms thereof in any manner that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e) The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) As of the date hereof, such Grantor has delivered to the Administrative Agent a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto.

(g) No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper (to the extent the amount of any such Instrument or Chattel Paper exceeds $100,000) which has not been delivered to the Administrative Agent.

(h) None of the parties to any Contract is a Governmental Authority.

4.10 Intellectual Property. (a) Schedule 6 lists all registered Intellectual Property owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, to such Grantor’s knowledge, all material Intellectual Property owned by such Grantor is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person, except in each case as could not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 6, on the date hereof, none of the material Intellectual Property used by such Grantor in its business is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would directly limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein, and (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.11 Commercial Tort Claims. Schedule 9 is a complete and correct description of all Commercial Tort Claims owned by such Grantor on the date hereof.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Secured Parties that so long as the Commitments remain in effect, any Letter of Credit (which has not been cash collateralized in the manner described in the final paragraph of Section 8 of the Credit Agreement) remains outstanding or any Loan or other amount is owing (including, without limitation, accrued interest and fees) to any Lender (as defined in the Credit Agreement) or the Administrative Agent hereunder.

5.1 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2 Delivery of Instruments, Certificated Securities and Chattel Paper. Except for Receivables which any Grantor reasonably expects to transfer within 90 days of the date of origination of such Receivables pursuant to a Permitted Receivables Financing, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper (to the extent that the amount of such Instrument or Chattel Paper exceeds $100,000), such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.3 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) to the extent requested by the Administrative Agent, insuring such Grantor, the Administrative Agent and the Secured Parties against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) The Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance as the Administrative Agent may from time to time reasonably request.

5.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral, except (a) that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor or (b) where the failure to pay, discharge or otherwise satisfy such obligations could not, individually or in the aggregate, reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein, other than as a result of a Lien permitted under Section 7.3 of the Credit Agreement.

5.5 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a valid security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter of Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, provided that no such action shall be required with respect to Deposit Accounts unless an Event of Default shall have occurred and be continuing.

5.6 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

(ii) change its name.

5.7 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of such Grantor’s Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of such Grantor’s Collateral or on the security interests created hereby.

5.8 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Secured Parties, hold the same in trust for the Administrative Agent and the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations provided that in no event shall there be pledged, nor shall any Grantor be required to pledge, more than 65% of the Foreign Subsidiary Voting Stock in any Foreign Subsidiary. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer (other than a liquidation or dissolution permitted under the Credit Agreement) shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property, in either case, pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer unless such stock or other securities are subject to a perfected security interest hereunder, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or the Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or the Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or as otherwise permitted under Section 7.3 of the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or the Proceeds thereof, other than the Senior Subordinated Note Indenture (or any other indenture governing

Indebtedness permitted under Section 7.2(f) of the Credit Agreement) or any agreement described in Section 7.13 of the Credit Agreement.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Investment Property issued by it, (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it and (iv) if an Event of Default has occurred and is continuing, it will comply with instructions originated by the Administrative Agent with respect to Investment Property issued by it without any further consent of the owner thereof.

(d) No Grantor shall permit any other Person (other than the Administrative Agent) to exercise or obtain “control” within the meaning of Section 8-106 of the New York UCC in effect on the date hereof or at any time hereafter) in connection with any Lien of any of its Investment Property (including Cash Equivalents) in connection with the grant of a Lien by such Grantor to or for the benefit of such Person or any other Person (other than the Administrative Agent) except as otherwise permitted under Section 7.3 of the Credit Agreement.

5.9 Receivables. (a) Other than in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any material Receivable, (ii) compromise or settle any material Receivable for a materially lesser amount thereof, (iii) release, wholly or partially in any material respect, any Person liable for the payment of any material Receivable, (iv) allow any material credit or discount whatsoever on any material Receivable or (v) amend, supplement or modify any material Receivable in any manner that could materially adversely affect the value thereof.

(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

5.10 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) subject to such Grantor’s reasonable business judgment, continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) subject to such Grantor’s reasonable business judgment, maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Administrative Agent and the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) subject to such Grantor’s reasonable business judgment, not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Subject to such Grantor’s reasonable business judgment, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Subject to such Grantor’s reasonable business judgment, such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Copyrights may become invalidated or otherwise impaired. Subject to such Grantor’s reasonable business judgment, such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Patents, Trademarks or Copyrights may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within ten Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and subject to its reasonable business judgment sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) After the occurrence and during the continuation of any Event of Default, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Administrative Agent and the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Administrative Agent and the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Administrative Agent or any Secured Party of any payment relating thereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, or to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock and other Investment Property and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders, partners or members of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder if an Event of Default has occurred and is continuing to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent in its capacity as such under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Administrative Agent and the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Administrative Agent and the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Administrative Agent and the Secured Parties according to the amounts of the Obligations then held by the Administrative Agent and the Secured Parties; and

Fourth, any balance of such Proceeds remaining after the then outstanding Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Administrative Agent and the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may, subject to preexisting rights and licenses, forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6 after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder with respect thereto, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use its best efforts to cause the Issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use its best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement in each case after the occurrence and during the continuation of an Event of Default, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) subject to preexisting rights and licenses, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, subject to preexisting rights and licenses, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vi) subject to preexisting rights and licenses and applicable law, license or sublicense whether on an exclusive or non-exclusive basis, any Intellectual Property owned by such Grantors for such term and on such conditions and in such manner as the Administrative Agent shall in its sole judgment determine and, in connection therewith, such Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a royalty-free, world-wide license of such Intellectual Property.

Anything in this Section 7.1 (a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Credit Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent or Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative

Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” or “all assets” in any such financing statements.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. Notwithstanding any other provision herein or in any Loan Document, the only duty or responsibility of the Administrative Agent to any Qualified Counterparty under this Agreement is the duty to remit to such Qualified Counterparty any amounts to which it is entitled pursuant to Section 6.5.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement. No consent of any Qualified Counterparty shall be required for any waiver, amendment, supplement or other modification to this Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor (other than Holdings) shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. The Administrative Agent or Secured Party shall not by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Secured Party and the Administrative Agent for all its reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set-Off. In addition to any rights and remedies of the Administrative Agent and the Secured Parties provided by law, the Administrative Agent and each of the Secured Parties shall have the right, without prior notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any amount becoming due and payable by a Grantor under the Credit Agreement or any other Loan Document (whether at the stated maturity, by acceleration or otherwise) after any applicable grace period, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or any branch or agency thereof to or for the credit or the account of such Grantor. The

Administrative Agent and each Secured Party agree promptly to notify such Grantor and the Administrative Agent after any such setoff and application made by such person, provided that the failure to give such notice shall not affect the validity of such setoff and application.

The rights of the Administrative Agent and each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than (i) Borrower Hedge Agreement Obligations and Guarantor Hedge Agreement Obligations and (ii) unasserted contingent indemnity and other obligations which expressly survive the termination of the Credit Agreement and are not then due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding which have not been fully cash collateralized in accordance with the Credit Agreement or otherwise collateralized in a manner satisfactory to the Issuing Lender in its sole discretion, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral (including transfers of Receivables and related assets in a Permitted Receivables Financing) shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, such Collateral shall be automatically released from the Lien of this Agreement and the other Loan Documents without further action on the part of any Grantor, the Administrative Agent or the Lenders, and shall cease to constitute Collateral hereunder, and then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the sole expense of the Borrower, a Subsidiary Guarantor shall be automatically released from its obligations (including its guarantee) hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement and then the Administrative Agent, at the request and sole expense of the Borrower shall execute and deliver to the relevant Subsidiary Guarantor all releases or other documents reasonably necessary or desirable for the release of such obligations.

(c) No consent of any Qualified Counterparty shall be required for any release of Collateral or Guarantors pursuant to this Section.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/s/ THOMAS F. L’ESPERANCE
Name:	Thomas F. L’Esperance
Title:	President and Chief Executive Officer

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ THOMAS F. L’ESPERANCE
Name:	Thomas F. L’Esperance
Title:	President and Chief Executive Officer

ALLIANCE LAUNDRY CORPORATION

By:	/s/ LEE L. SIENNA
Name:	Lee L. Sienna
Title:	President

SCHEDULES TO GUARANTEE AND COLLATERAL AGREEMENT:

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Contracts
Schedule 8	Government Contracts
Schedule 9	Commercial Tort Claims

Schedule 1 to Guarantee

and Collateral Agreement

Notice Addresses

Alliance Laundry Holdings LLC

PO Box 990

Shepard Street

Ripon, WI 54971-0990

Attn: Chief Financial Officer

Alliance Laundry Systems LLC

PO Box 990

Shepard Street

Ripon, WI 54971-0990

Attn: Chief Financial Officer

Alliance Laundry Corporation

PO Box 990

Shepard Street

Ripon, WI 54971-0990

Attn: Chief Financial Officer

Schedule 2 to Guarantee

and Collateral Agreement

Investment Property

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares
Alliance Laundry Corporation	common	C-2	1,000

Alliance Laundry Systems LLC 100% membership interest	N/A	N/A	N/A

Alliance Laundry Equipment Receivables LLC 100% membership interest	N/A	N/A	N/A

Alliance Laundry Equipment Receivables 2002 LLC 100% membership interest	N/A	N/A	N/A

Pledged Notes

None

Schedule 3 to Guarantee

and Collateral Agreement

Perfection Matters

Uniform Commercial Code Filings

State of Delaware, Secretary of State

Patent and Trademark Filings

1.	Notice and Confirmation of Grant of Security Interest in U.S. Patents, dated as of [January, 27, 2005], made by Alliance Laundry Systems LLC in favor of Lehman Commercial Paper, Inc., as administrative agent, to be filed with the Patent Division of the U.S. Patent and Trademark Office.

2.	Notice and Confirmation of Grant of Security Interest in U.S. Trademarks, dated as of [January 27, 2005], made by Alliance Laundry Systems LLC in favor of Lehman Commercial Paper, Inc., as administrative agent, to be filed with the Trademark Division of the U.S. Patent and Trademark Office.

Actions with respect to Pledged Stock

Certificate representing Capital Stock of Alliance Laundry Corporation will be delivered, together with endorsements executed in blank. UCC filings will be done with regard to the membership interests of Alliance Laundry Systems LLC, Alliance Laundry Equipment Receivables LLC and Alliance Laundry Equipment Receivables 2002 LLC.

Other Actions

UCC filings will be done with regard to all remaining collateral.

Schedule 4 to Guarantee

and Collateral Agreement

Jurisdictions of Organization and Chief Executive Offices

Grantor	Jurisdiction of Organization	Location of Chief Executive Office	Identification Number

Alliance Laundry Holdings LLC	Delaware	Shepard Street Ripon, WI 54971	52-2055893

Alliance Laundry Systems LLC	Delaware	Shepard Street Ripon, WI 54971	39-1927923

Alliance Laundry Corporation	Delaware	Shepard Street Ripon, WI 54971	39-1928505

Schedule 5 to Guarantee

and Collateral Agreement

Inventory and Equipment Locations

Grantor	Locations
Alliance Laundry Holdings LLC	None

Alliance Laundry Systems LLC	Shepard Street Ripon, WI 54971

3595 Industrial Park Drive Marianna, Florida 32446

Alliance Laundry Corporation	None

Various customer, supplier locations and space leased in various warehouses are used for inventory storage by Alliance Laundry Systems LLC. These facilities are in the following locations:

Arab, Alabama (Hunt Manufacturing)

Dothan, Alabama

Gardena, California

Adelaide, Australia

Brisbane, Australia

Melbourne, Australia

Perth, Australia

Sydney, Australia

Antwerp, Belgium

Vancouver, British Columbia

Schedule 6 to Guarantee

and Collateral Agreement

Intellectual Property

COPYRIGHTS AND COPYRIGHT LICENSES

None

PATENTS AND PATENT LICENSES

Patents

Country	Inventor(s)	Patent No.	Issue Date	Title
U.S.	Oberley	4,843,745	07/04/89	Press & Method of Making Same

U.S.	Putnam	4,860,791	08/29/89	Strain Relief Clamp for Drain Hose – Washers

U.S.	Putnam	4,934,559	06/19/90	Door Bar Handle for Glass Door of Clothes Dryer

U.S.	Altnau	4,936,421	06/26/90	Conical Spring Braking Mechanism ( 8-Pc. Brake)

U.S.	Clawson et al.	5,005,383	04/09/91	Washing Machine Motor with High Rotor Resistance

U.S.	Wolfe et al.	5,007,254	04/16/91	Additive Fluid Viewing (indicator of liquid detergent)

U.S.	Altnau, Sr.	5,044,178	09/03/91	Rinse Aid Dispenser (3 pc. compact – snaps together)

U.S.	Wild	5,050,407	09/24/91	Combination Unbalanced Load & Lid Switch Ass’y

U.S	Gill et al.	5,065,535	11/19/91	Indexing System for a Rotary Garment Press

U.S.	Malchow	5,101,645	04/07/92	Suspension System (Pivot & Translation Springs)

U.S.	Malchow	5,361,439	11/08/94	Method & Apparatus For Spinning & Draining

U.S.	Ferguson et al.	5,392,891	02/28/95	Discrimination of Coins Based on Metal Content

Schedule 6 to Guarantee

and Collateral Agreement

Country	Inventor(s)	Patent No.	Issue Date	Title

U.S.	Hossfield et al.	5,404,986	04/11/95	Method & Apparatus for Discriminating Coins

U.S.	Quandt et al.	5,524,362	06/11/96	Method of Wire Harness to Select Controller Mode

U.S.	Hossfield et al.	5,684,597	11/04/97	Method & Device for Coin Diameter Discrimination

U.S	Mohan et al.	5,692,326	12/02/97	Shirt Pressing Apparatus w/ Moveable Cuff

U.S.	White et al.	5,782,112	07/21/98	Auto Injection Siphon Break for Washers

U.S.	Ferragut	5,822,819	10/20/98	Ultrasonic Water Level Detection System

U.S.	Roberts et al.	5,850,747	12/22/98	Pressure Vessel Temperat Compensating Compressor

U.S.	Moline et al.	5,879,036	03/09/99	Door Interlock for an Appliance

U.S.	Harris	5,883,802	03/16/99	Energy Usage Controller for an Appliance

U.S.	Kegler et al.	5,946,945	09/07/99	Frame for High Pressure Liquid Gas Storage

U.S.	Mohan et al.	5,970,637	10/26/99	Automatic Shirt Pressing Systems w/ Vacuum Syst

U.S.	Malchow	6,012,307	01/11/00	Controlled Agitation System for Drycleaner

U.S.	Walker	6,021,652	02/08/00	Control Valve w/ Valve Member Position Sensor

U.S.	Walker	6,050,112	04/18/00	Detection of Liquid Level in Sealed Storage Vessel

U.S.	Harris	6,053,541	04/25/00	Auto Safety Lock

U.S.	Malchow et al.	6,070,440	06/06/00	Space-Saving Door Opening / Closing Apparatus

U.S.	Malchow et al.	6,085,935	07/11/00	Quick-Opening Door Apparatus for Filter

8

Schedule 6 to Guarantee

and Collateral Agreement

Country	Inventor(s)	Patent No.	Issue Date	Title
U.S.	Roberts et al.	6,182,318	02/06/01	Temperature Compensating Compressor

U.S.	Kegler et al.	6,233,980	05/22/01	Door w/ Self-Aligning, Stress Reduced Locking Lugs

U.S.	Harris et al.	6,237,373	05/29/01	Self-Contained Front Access Lint Panel for Vessel

U.S.	Malchow et al.	6,237,374	05/29/01	Space-Saving Door Opening Apparatus for Vessel

U.S.	McAllister et al.	6,324,771	12/04/01	Perforated Baffle Ribs for Temp. Limiting Air Flow

U.S.	Kegler et al.	6,334,340	01/01/02	Convertible Installation Configuration for CO2 Dry

U.S.	Malchow	6,360,392	03/26/02	Improved Agitation System for CO2 Drycleaner

Taiwan		57509	01/12/91

EP	Hossfield	0573166	08/13/97	Washing Machine (same as US # 5,257,516)

AU	Hossfield	660082	09/26/95	Washing Machine (same as US # 5,257,516)

AU	Hossfield et al.	660084	09/26/95	Washing Machine (same as US # 5,249,440 which we abandoned.)

Patent Licenses

•	Cross License Agreement dated September 10, 1997 between Raytheon Commercial Laundry LLC and Amana Company L.P.

Schedule 6 to Guarantee

and Collateral Agreement

TRADEMARKS AND TRADEMARK LICENSES

Registered Trademarks

Country	Trademark Description	Reg. No.	Reg. Date
U.S.	AJAX	1500201	8/16/88
U.S.	CARDMATE	2370970	7/25/00
U.S.	ECON-O-WASH	1201795	7/20/82
U.S.	FAST BACK	863105	1/7/69
U.S.	HORIZON	2439774	4/3/01
U.S.	HUEBSCH	937549	7/11/72
U.S.	LOADSTAR	845408	3/5/68
U.S.	NETMASTER	78/424713	5/25/04
U.S.	ROUTEMASTER	847837	4/23/68
U.S.	RSPC	1268908	3/6/84
U.S.	SEARCHIT	2515079	12/4/01
U.S.	SPEED QUEEN	353190	12/28/37
U.S.	SPEED QUEEN IN STYLIZED FORM & UPPE	765440	2/25/64
U.S.	ULTRA DRY	2334735	3/28/00
U.S.	UNI WASH	1473932	1/26/88
U.S.	UNIMAC	1479347	3/8/88
U.S.	UNIMAT	1479346	3/8/88
U.S.	VENT-PAK	861021	11/26/68
Argentina	SPEED QUEEN	1421851	2/26/93
Australia	HUEBSCH	324984	12/12/85
Australia	SPEED QUEEN	A124753	9/12/83
Australia	UNIMAC	626329	3/29/94
Austria	AJAX	61629	5/31/98
Austria	SPEED QUEEN	58023	9/30/96
Bahrain	SPEED QUEEN	TM3733	11/25/96
Benelux	AJAX	436924	10/9/87

Schedule 6 to Guarantee

and Collateral Agreement

Country	Trademark Description	Reg. No.	Reg. Date
Benelux	HUEBSCH	357323	12/12/88
Benelux	SPEED QUEEN	44314	6/24/89
Benelux	UNIMAC	456960	3/6/89
Brazil	SPEED QUEEN	0003320952	10/21/86
Brazil	UNIMAC	826477143	5/7/04
Brazil	LAVE RAP	819624446	1/27/97
Canada	AJAX	293609	7/8/83
Canada	CARDMATE	568534	12/13/99
Canada	HUEBSCH	280137	3/31/83
Canada	RSPC	278487	3/23/90
Canada	UNIMAC	367233	2/27/89
Chile	SPEED QUEEN	389438	10/23/02
Chile	SPEED QUEEN	546666	8/24/99
Chile	LAVE RAP	504638	2/27/98
Taiwan (R.O.C.)	SPEED QUEEN	479488	3/16/00
China	AJAX	856311	9/9/94
China	SPEED QUEEN	206439	3/30/94
China	SPEED QUEEN	381326	3/30/94
China	SPEED QUEEN IN CHINESE CHARACTERS	930161	1/14/97
China	UNIMAC	860359	8/7/96
Colombia	SPEED QUEEN	70027	11/5/89
Colombia	LAVERAP	197525	12/18/97
Costa Rica	SPEED QUEEN	34366/33009	11/2/91
Denmark	HUEBSCH	3122/1980	8/22/80
Egypt	SPEED QUEEN	52262	10/5/86
Finland	UNIMAC	142830	3/5/96
France	AJAX	94549085	12/14/94
France	AJAX AND DESIGN	94549086	12/14/94
France	HUEBSCH	1498023	11/10/88

Schedule 6 to Guarantee

and Collateral Agreement

Country	Trademark Description	Reg. No.	Reg. Date
France	SPEED QUEEN	1494832	10/2/88
France	UNIMAC	1524684	8/24/89
Germany	AJAX	1129715	10/2/87
Germany	HUEBSCH	DO653588	10/27/93
Germany	SPEED QUEEN	772352	4/8/63
Germany	UNIMAC STYLIZED	1145143	8/24/89
West Germany	SPEED QUEEN	653886	9/28/90
Greece	AJAX	32296	9/30/94
Greece	SPEED QUEEN	59642	9/8/87
Guatemala	SPEED QUEEN IN STYLIZED FORM & UPPE	17951	2/28/97
Honduras	SPEED QUEEN	15680	12/14/98
Hong Kong	AJAX	305/1965	9/30/99
Hong Kong	SPEED QUEEN	435/1967	7/9/87
India	SPEED QUEEN	405479	5/12/90
Indonesia	SPEED QUEEN	361875	11/3/86
Ireland	SPEED QUEEN	70745	6/27/87
Israel	SPEED QUEEN	34862	1/12/93
Italy	SPEED QUEEN	439969	8/5/86
Italy	UNIMAC	601400	7/13/93
Jamaica	SPEED QUEEN	B15813	6/18/92
Japan	AJAX	607471	3/25/93
Japan	HUEBSCH & KATAKANA	700440	3/3/96
Japan	SPEED QUEEN	718776	9/5/96
Japan	SPEED QUEEN	1351949	10/31/98
Jordan	SPEED QUEEN	14457	3/9/84
Korea (South)	HUEBSCH	76759	6/20/91
Korea (South)	SPEED QUEEN	42330/2002	9/12/02
Korea (South)	UNIMAC	248774	9/4/92
Kuwait	SPEED QUEEN	5435	1/8/93

Schedule 6 to Guarantee

and Collateral Agreement

Country	Trademark Description	Reg. No.	Reg. Date
Malaya	HUEBSCH	M/89205	1/8/88
Malaya	SPEED QUEEN	M/88687	11/19/87
Mexico	AJAX	505411	9/8/95
Mexico	AJAX	289109	5/17/02
Mexico	HUEBSCH	289105	12/8/91
Mexico	LAVE RAP	540644	12/10/96
Mexico	SPEED QUEEN	240836	4/30/94
New Zealand	SPEED QUEEN	37503	4/5/95
New Zealand	UNIMAC	235530	3/28/94
Nigeria	SPEED QUEEN	31429	9/1/77
N. Province/Rsa	SPEED QUEEN	461/39/2	4/15/87
N. Province/Rsa	SPEED QUEEN	461/39/3	4/15/87
N. Province/Rsa	SPEED QUEEN	461/39/1	4/15/87
Nw Province/Rsa	SPEED QUEEN	461/39/1	4/15/87
Nw Province/Rsa	SPEED QUEEN	461/39/2	4/15/87
Nw Province/Rsa	SPEED QUEEN	461/39/3	4/15/87
O.A.P.I.	SPEED QUEEN	18899	11/5/87
Pakistan	SPEED QUEEN	109730	2/20/87
Pakistan	SPEED QUEEN	110098	3/19/91
Panama	SPEED QUEEN IN STYLIZED FORM & UPPE	27361	10/20/91
Paraguay	LAVE RAP	199510	1/6/98
Paraguay	SPEED QUEEN	237854	12/31/01
Peru	LAVE-RAP	10416	4/29/92
Peru	SPEED QUEEN	10927	11/7/92
Philippines	SPEED QUEEN	13931	6/6/88
Sabah	HUEBSCH	S/027305	1/8/88
Sabah	SPEED QUEEN	S/027077	11/19/88
Sarawak	HUEBSCH	SAR/22596	1/17/88
Sarawak	SPEED QUEEN	SAR/22350	11/21/87

Schedule 6 to Guarantee

and Collateral Agreement

Country	Trademark Description	Reg. No.	Reg. Date
Saudi Arabia	SPEED QUEEN	47/56	10/8/91
Singapore	HUEBSCH	T81/00054Z	1/6/02
Rep Of So Africa	AJAX	3796/64	9/29/64
Rep Of So Africa	HUEBSCH	B6176/78	12/27/88
Rep Of So Africa	SPEED QUEEN	6723/83	9/20/93
Rep Of So Africa	SPEED QUEEN	461/39/1	4/15/87
Rep Of So Africa	SPEED QUEEN	461/39/2	4/15/87
Rep Of So Africa	SPEED QUEEN	461/39/3	4/15/87
S.W.A./Namibia	SPEED QUEEN	0150/84	3/6/94
S.W.A./Namibia	SPEED QUEEN	0151/84	3/6/94
Spain	SPEED QUEEN	508897	12/30/88
Spain	UNIMAC	1589365	9/20/90
Switzerland	AJAX	334587	9/8/64
Switzerland	HUEBSCH SPEED QUEEN	306061	8/18/80
Switzerland	SPEED QUEEN	347773	7/4/86
Switzerland	UNIMAC	391934	7/30/91
Thailand	HUEBSCH	436508/KOR125794	12/24/00
Thailand	SPEED QUEEN	436509/KOR125795	12/8/00
Thailand	UNIMAC	258130/KOR24124	12/29/93
Un Arab Emirates	SPEED QUEEN	5112	1/15/94
United Kingdom	HUEBSCH	B1106325	12/14/99
United Kingdom	SPEED QUEEN	B822545	6/10/96
United Kingdom	UNIMAC	1375639	3/4/89
Uruguay	LAVE-RAP	291258	9/18/97
Uruguay	LAVE-RAP & LOGO	268660	11/21/95
Uruguay	UNKNOWN TRADEMARK	291259	11/12/96
Venezuela	SPEED QUEEN	42880F	1/17/78

Schedule 6 to Guarantee

and Collateral Agreement

Trademark Licenses

•	Trademark License Agreement, dated September 10, 1997, between Raytheon Commercial Laundry, LLC (n/k/a Holdings) and Amana.

The Company grants to its distributors trademark licenses in connection with the distribution of its products.

Schedule 7 to Guarantee

and Collateral Agreement

Contracts

None

Schedule 8 to Guarantee

and Collateral Agreement

Government Contracts

General Services Administration (U.S. Government Entity) contract number GS-21F-0007J (awarded to solicitation number 6FES-F6-980200-B) with Alliance Laundry Systems LLC, dated July 28, 1999.

Air Force Non-Appropriated Funds (“AFNAF”) contract number F41999-95-D-6075, dated May 1, 1995, between AFNAF (U.S. Government entity) AND Alliance Laundry Systems LLC (contract amended to Alliance Laundry Systems LLC on Oct. 1, 1998).

Army Air Force Exchange Services (“AAFES”) contract number AAFES-PZ-E/EQ-94-011-95-016 dated May 8, 1995 between AAFES (u.s. Government Entity) and Alliance Laundry Systems LLC (contract amended to Alliance Laundry Systems LLC on October 7, 1998).

Navy Exchange Service Command (NEXCOM) contract number NNA250-98-D-0059 dated July 23, 1998 between NEXCOM (U.S. Government Entity) and Alliance Laundry Systems LLC.

Schedule 9 to Guarantee

and Collateral Agreement

Commercial Tort Claims

None

ACKNOWLEDGMENT AND CONSENT*

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement, dated as of January             , 2005 (the “Agreement”), made by the Grantors parties thereto in favor of Lehman Commercial Paper Inc., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) of the Agreement.

3. The terms of Sections 6.3(a) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(a) or 6.7 of the Agreement.

4. The undersigned agrees to comply with instructions originated by the Administrative Agent with respect to Investment Property issued by it without further consent of the owner thereof.

[NAME OF ISSUER]

By:
Title:

Address for Notices:

Fax:

*	This consent is necessary only with respect to any Issuer which is not also a Grantor.

ANNEX 1 TO

GUARANTEE AND COLLATERAL AGREEMENT

ASSUMPTION AGREEMENT, dated as of                                 , 200        , made by                                              , a                          (the “Additional Grantor”), in favor of LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Alliance Laundry Systems LLC (the “Borrower”), Alliance Laundry Holdings LLC, the Lenders, the Administrative Agent, Lehman Brothers Inc., as sole advisor, sole lead arranger and sole bookrunner,                         , as Syndication Agent, and                              and                             , as Documentation Agents, have entered into a Credit Agreement, dated as of January             , 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of January         , 2005 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules             ** to the Guarantee and Collateral

**	Refer to each Schedule which needs to be supplemented.

Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) with respect to such Grantor as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title: